EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) to be filed on or about November 21, 2012 and related Prospectus of Spectrum Pharmaceuticals, Inc. and Subsidiaries for the registration of an aggregate of $250,000,000 in common stock, preferred stock, debt securities, warrants for debt or equity securities and units consisting of common stock, preferred stock, debt securities, warrants for debt or equity securities and to the incorporation by reference therein of our reports dated March 2, 2012, with respect to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Spectrum Pharmaceuticals, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 16, 2012